Exhibit 99.1

Ventas, Inc.	111 South Wacker Drive, Suite 4800	Chicago, Illinois 60606	(877) 4-VENTAS	www.ventasreit.com

		Contact:	David J. Smith
(877) 4-VENTAS
VENTAS REPORTS FIRST QUARTER NORMALIZED FFO OF $0.67 PER DILUTED SHARE
Ventas Reaffirms 2010 Normalized FFO Per Share Guidance of $2.69 to $2.75 Per Diluted Share

CHICAGO, IL (April 28, 2010) — Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that normalized Funds From Operations (“FFO”) for the quarter ended March 31, 2010 increased 9.9 percent to $105.2 million, from $95.7 million for the comparable 2009 period. Normalized FFO per diluted common share was $0.67 for the quarters ended March 31, 2010 and 2009. Weighted average diluted shares outstanding in the first quarter of 2010 increased by 9.7 percent to 157.0 million, compared to 143.1 million in the comparable 2009 period.
“Ventas experienced another quarter of strong and growing cash flows, along with continued improving fundamentals in our portfolio of diversified assets,” Ventas Chairman, President and Chief Executive Officer Debra A. Cafaro said. “We intend to use our financial strength and resources to execute our growth and diversification strategy in 2010.”
Normalized FFO for the quarter ended March 31, 2010 excludes the net expense (totaling $2.2 million, or $0.01 per diluted share) from merger-related expenses and deal costs, including fees and expenses incurred to obtain the Company’s favorable $101.6 million jury verdict against HCP, Inc. (“HCP”), offset by net income tax benefit. Normalized FFO for the quarter ended March 31, 2009 excluded the net expense (totaling $1.2 million, or $0.01 per diluted share) from merger-related expenses and deal costs and loss on extinguishment of debt, offset by income tax benefit.
First quarter 2010 normalized FFO per diluted common share versus the comparable period in 2009 benefited from rental increases from the Company’s triple-net lease portfolio; higher Net Operating Income after management fees (“NOI”) at the Company’s senior living and medical office building (“MOB”) operating portfolios; and lower interest expense, offset by higher weighted average diluted shares outstanding.
FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the first quarter of 2010 increased 9.0 percent to $103.0 million, from $94.5 million in the prior year due to the factors stated above. First quarter 2010 and 2009 NAREIT FFO per diluted common share was $0.66.
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Ventas Reports First Quarter Results
April 28, 2010

SUNRISE-MANAGED PORTFOLIO
Total Portfolio
The Company’s operating portfolio contains 79 seniors housing communities in North America that are managed by Sunrise Senior Living, Inc. (NYSE: SRZ) (“Sunrise”). Ventas owns 100 percent of 19 of these communities and has an ownership share of between 75 percent and 85 percent in the remaining 60 communities through joint ventures, in which Sunrise owns the noncontrolling interest.
NOI for these 79 communities was $33.8 million for the quarter ended March 31, 2010, compared to $30.5 million for the comparable 2009 period. This 10.9 percent improvement in NOI was due to a 4.8 percent increase in average daily rate, a 170 basis point improvement in margin and a ten basis point increase in occupancy. Favorable movements in the Canadian dollar exchange rate had a positive impact on NOI of $0.9 million for the first quarter of 2010 compared to the first quarter of 2009.
“We are pleased with the NOI results from our 79 high-quality, mansion-style seniors housing communities managed by Sunrise,” Ventas Executive Vice President and Chief Investment Officer Raymond J. Lewis said. “Our portfolio of well-located, need driven communities is well positioned to take advantage of an improving economy.”
Same-Store Stabilized Community NOI, Average Daily Rate and Margin Increase Year Over Year and Sequentially
For the 78 Sunrise communities that were stabilized in the first quarter of 2010 and the fourth quarter of 2009, NOI was $33.1 million in the 2010 first quarter, compared to $32.7 million in the 2009 fourth quarter. This 1.2 percent increase in NOI was due to a 2.4 percent increase in average daily rate to $178 and a 50 basis point improvement in margin to 31.4 percent, offset by a 40 basis point decrease in occupancy to 88.4 percent.
For the 78 Sunrise communities that were stabilized in the first quarters of both 2010 and 2009, total community NOI increased 9.9 percent to $33.1 million in the first quarter of 2010, versus $30.1 million for the comparable 2009 period. This improvement in NOI was due to a 4.8 percent increase in average daily rate to $178 and a 160 basis point improvement in margin to 31.4 percent, offset by a 60 basis point decrease in occupancy to 88.4 percent.
GAAP NET INCOME
Net income attributable to common stockholders for the quarter ended March 31, 2010 was $52.6 million, or $0.34 per diluted common share, after discontinued operations of $0.5 million, compared with net income attributable to common stockholders for the quarter ended March 31, 2009 of $74.2 million, or $0.52 per diluted common share, after discontinued operations of $29.2 million.
FIRST QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS
Portfolio, Performance and Balance Sheet Highlights
Liquidity, Balance Sheet & Credit Ratings
•
In March 2010, Standard & Poor’s Ratings Services revised the outlook on the Company’s corporate credit rating to positive from stable and also affirmed its current investment grade (BBB-) corporate credit rating.

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Ventas Reports First Quarter Results
April 28, 2010

•
In February 2010, Moody’s Investors Service upgraded Ventas’s corporate credit rating to investment grade. Ventas’s unsecured debt is currently rated BBB (stable) by Fitch, BBB- (positive) by Standard & Poor’s and Baa3 (stable) by Moody’s.

•
Since January 1, 2010, the Company has received $235 million of commitments for additional credit capacity under the Company’s Revolving Credit Facilities to mature in 2012. As a result, the Company has $1 billion of total committed capital under these Facilities.

•	At March 31, 2010, the Company had $38.2 million outstanding under its Revolving Credit Facilities; $961.8 million of undrawn availability; and $132.7 million of cash and short-term cash investments.
•	The Company’s debt to total capitalization at March 31, 2010 was approximately 27 percent. The Company’s net debt to Adjusted EBITDA at quarter end was 4.1x.
Investments and Dispositions
•	In the first quarter of 2010, Ventas made investments totaling $27.7 million at average in-place unlevered yields exceeding eight percent.
•
Ventas sold one seniors housing community in February 2010 and has agreed to sell an additional four seniors housing assets to the current tenants for total consideration of $25.0 million, including lease termination fees. The operations of these five assets have been reflected as discontinued operations in the Company’s consolidated financial statements, and the Company expects to recognize a gain from the sale of the four additional assets of approximately $5 million in the second quarter.

Portfolio
•
The 197 skilled nursing facilities and hospitals leased by the Company to Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) produced EBITDARM (earnings before interest, taxes, depreciation, amortization, rent and management fees) to actual cash rent coverage of 2.1 times for the trailing twelve-month period ended December 31, 2009 (the latest date available).

•
“Same-store” cash NOI growth was 2.8 percent in the first quarter of 2010 for the 397 triple-net leased healthcare and seniors housing assets owned by the Company in the first quarter of 2010 and 2009.

Additional Information
•
Ventas has filed its appellate brief in support of the favorable $101.6 million damage award against HCP rendered in the United States District Court for the Western District of Kentucky (the “Court”). HCP seeks to, among other things, overturn the jury verdict and obtain a new trial. Ventas is vigorously contesting HCP’s appeal. In addition, Ventas has appealed portions of the Court’s decision and is seeking the right to prove punitive and other damages caused by HCP’s wrongful actions. The case arises out of Ventas’s 2007 acquisition of Sunrise Senior Living REIT. The matter is now pending before the United States Court of Appeals for the Sixth Circuit. All briefs are due to be filed, and oral argument is expected to be heard, in 2010.

•	Supplemental information regarding the Company can be found on the Company’s website under the “For Investors” section or at www.ventasreit.com/investors/supplemental.asp.
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Ventas Reports First Quarter Results
April 28, 2010

VENTAS REAFFIRMS 2010 NORMALIZED FFO AND FAD GUIDANCE
Ventas reaffirmed that it expects its 2010 normalized FFO to range between $2.69 and $2.75 per diluted common share and normalized Funds Available for Distribution (“FAD”) to be between $2.55 and $2.62 per diluted common share. The Company’s normalized FFO and FAD guidance (and related GAAP earnings projections) for all periods is subject to certain assumptions and qualifications, which have been previously disclosed, and many of which are subject to change and outside the control of the Company. There can be no assurance that the Company will achieve these results. The Company may from time to time update its publicly announced guidance, but it is not obligated to do so.
FIRST QUARTER CONFERENCE CALL
Ventas will hold a conference call to discuss this earnings release today, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the conference call is (857) 350-1676. The participant passcode is “Ventas.” The conference call is being webcast live by Thomson Reuters and can be accessed at the Company’s website at www.ventasreit.com or www.earnings.com. An online replay of the webcast will be available today, or by calling (617) 801-6888, passcode 16016281, at approximately 1:00 p.m. Eastern Time and will be archived for one month.
Ventas, Inc., an S&P 500 company, is a leading healthcare real estate investment trust. As of March 31, 2010, Ventas owned 505 seniors housing and healthcare properties located in 43 states and two Canadian provinces. Its diverse portfolio included 244 seniors housing communities, 187 skilled nursing facilities, 40 hospitals, and 34 medical office buildings and other properties. More information about Ventas can be found on its website at www.ventasreit.com.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s or its tenants’, operators’, managers’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.
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Ventas Reports First Quarter Results
April 28, 2010

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of the Company’s tenants, operators, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with the Company, including, in some cases, their obligations to indemnify, defend and hold harmless the Company from and against various claims, litigation and liabilities; (b) the ability of the Company’s tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (d) the nature and extent of future competition; (e) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (f) increases in the Company’s cost of borrowing as a result of changes in interest rates and other factors; (g) the ability of the Company’s operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients; (h) the results of litigation affecting the Company; (i) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, and the effect of those changes on the Company’s revenues and its ability to access the capital markets or other sources of funds; (j) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (k) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (l) final determination of the Company’s taxable net income for the year ended December 31, 2009 and for the year ending December 31, 2010; (m) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the Company’s tenants or in the event the Company exercises its right to replace an existing tenant upon default; (n) risks associated with the Company’s senior living operating portfolio, such as factors causing volatility in the Company’s operating income and earnings generated by its properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties; (o) the movement of U.S. and Canadian exchange rates; (p) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and the Company’s earnings; (q) the Company’s ability and the ability of its tenants, operators, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers; (r) the impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of the Company’s tenants, operators, borrowers and managers, and the ability of the Company’s tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims; (s) the ability and willingness of the lenders under the Company’s unsecured revolving credit facilities to fund, in whole or in part, borrowing requests made by the Company from time to time; (t) the impact of market or issuer events on the liquidity or value of the Company’s investments in marketable securities; and (u) the impact of any financial, accounting, legal or regulatory issues that may affect the Company or its major tenants, operators or managers. Many of these factors are beyond the control of the Company and its management.
CONSOLIDATED FINANCIAL INFORMATION
The consolidated financial statements can be found in the First Quarter 2010 Supplemental Data on the Company’s website under the “For Investors” section or at www.ventasreit.com/investors/supplemental.asp.
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Ventas Reports First Quarter Results
April 28, 2010

NORMALIZED FFO AND FAD GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2010
The following table illustrates the Company’s normalized FFO and FAD per diluted common share guidance for the year ending December 31, 2010:

	GUIDANCE
	For the Year
	Ending
	December 31, 2010
Net income attributable to common stockholders	$1.38	–	$1.47
Adjustments:
Depreciation and amortization on real estate assets, depreciation related to noncontrolling interest and gain/loss on sale of real estate assets, net	1.28	–	1.28

FFO	2.66	–	2.75
Adjustments:
Income tax benefit (net of noncontrolling interest), gain/loss on extinguishment of debt and merger-related expenses and deal costs, net	0.03	–	0.00

Normalized FFO	2.69	–	2.75

Straight-lining of rental income and routine capital expenditures	(0.14)	–	(0.13)

Normalized FAD	$2.55	–	$2.62

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Ventas Reports First Quarter Results
April 28, 2010

Net Debt to Adjusted EBITDA
The following information considers the pro forma effect on net income, interest and depreciation of the Company’s investments and other capital transactions that were completed during the three months ended March 31, 2010, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (including of non-cash stock-based compensation), excluding merger-related expenses and deal costs and gains or losses on real estate disposals (“Adjusted EBITDA”) (dollars in thousands):

Pro forma net income for the three months ended March 31, 2010	$53,199
Add back:
Pro forma interest (including discontinued operations)	44,459
Pro forma depreciation and amortization (including discontinued operations)	52,581
Stock-based compensation	3,032
Income tax expense	286
Net gain on real estate disposals	(184)
Other taxes	250
Merger-related expenses and deal costs	2,319

Adjusted EBITDA	$155,942

Adjusted EBITDA annualized	$623,768

As of March 31, 2010:
Debt	$2,698,171
Cash, including cash escrows pertaining to debt	(140,174)

Net debt	$2,557,997

Net debt to Adjusted EBITDA	4.1	x

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Ventas Reports First Quarter Results
April 28, 2010

Non-GAAP Financial Measures Reconciliation
(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2010	2009

Net income attributable to common stockholders	$52,619	$74,228
Adjustments:
Depreciation and amortization on real estate assets	52,247	49,328
Depreciation on real estate assets related to noncontrolling interest	(1,726)	(1,620)
Discontinued operations:
Gain on sale of real estate assets	(184)	(27,871)
Depreciation and amortization on real estate assets	61	410

FFO	103,017	94,475
Merger-related expenses and deal costs	2,319	2,054
Income tax benefit	(133)	(937)
Loss on extinguishment of debt	—	105

Normalized FFO	105,203	95,697

Straight-lining of rental income	(2,449)	(2,938)
Routine capital expenditures	(597)	(1,144)

Normalized FAD	$102,157	$91,615

Per diluted share (1):
Net income attributable to common stockholders	$0.34	$0.52
Adjustments:
Depreciation and amortization on real estate assets	0.33	0.34
Depreciation on real estate assets related to noncontrolling interest	(0.01)	(0.01)
Discontinued operations:
Gain on sale of real estate assets	(0.00)	(0.19)
Depreciation and amortization on real estate assets	0.00	0.00

FFO	0.66	0.66
Merger-related expenses and deal costs	0.01	0.01
Income tax benefit	(0.00)	(0.01)
Loss on extinguishment of debt	—	0.00

Normalized FFO	0.67	0.67

Straight-lining of rental income	(0.02)	(0.02)
Routine capital expenditures	(0.00)	(0.01)

Normalized FAD	$0.65	$0.64

(1)	Per share amounts may not add due to rounding.
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